Exhibit 99.1

LadRx Announces Reverse Stock Split

LOS ANGELES—(BUSINESS WIRE)—LadRx Corporation (OTCQB: LADX) (“LadRx” or the “Company”), a biopharmaceutical innovator focused on research and development of life-saving cancer therapeutics, today announced that it intends to effect a reverse stock split of its common stock at a ratio of 1 post-split share for every 100 pre-split shares. The reverse stock split will become effective at 5:00 a.m. PDT on Wednesday, May 17, 2023. The Company’s common stock will continue to be traded on the OTC Capital Markets under the symbol “LADX” and will begin trading on a split-adjusted basis when the market opens on Thursday, May 18, 2023. The new CUSIP number for the common stock following the reverse stock split is 232828707.

At the Annual Meeting of Stockholders held on July 27, 2022, the Company’s stockholders granted the Company’s Board of Directors (the “Board”) the discretion to effect a reverse stock split of the Company’s common stock through the amendment to its Amended and Restated Certificate of Incorporation at a ratio in the range of 1-for-2 to 1-for-100, with such ratio to be determined by the Board and included in a public announcement. On March 15, 2023, the Company announced that it was undergoing a review of strategic alternatives that could include a strategic sale, a merger or reverse merger, implementing a reverse stock split for the purposes of up-listing to NASDAQ, seeking additional financing or some combination of the aforementioned scenarios. The Company believes that effecting the reverse split at this time, given the low trading price of the Company’s common stock, would best position the Company in pursuing any alternatives that result from the strategic review. The Company believes that having a consistently low share price makes the Company less attractive to potential strategic partners and renders it impossible to consider an up-listing to Nasdaq. At the effective time of the reverse stock split, every 100 shares of the Company’s issued and outstanding common stock will be converted automatically into one issued and outstanding share of common stock without any change in the par value per share. Stockholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the 1-for-100 reverse stock split. It is not necessary for stockholders holding shares of the Company’s common stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the reverse stock split, although stockholders may do so if they wish.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. Any fractional share of a stockholder resulting from the reverse stock split will be rounded up to the nearest whole number of shares. The reverse stock split will reduce the number of shares of the Company’s common stock outstanding from 48,190,080 shares to approximately 481,901 shares. Proportional adjustments will be made to the number of shares of the Company’s common stock issuable upon exercise or conversion of the Company’s equity awards, warrants and other convertible securities, as well as the applicable exercise or conversion price thereof. Stockholders with shares in brokerage accounts should direct any questions concerning the reverse stock split to their broker; all other stockholders may direct questions to the Company’s transfer agent, AST, at (718) 921-8300, ext 6462.

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements, including whether the company’s strategic review will be successful and whether the stock split will be help the company be more successful in evaluating strategic alternatives. These statements are not historical facts, but instead represent only LadRx’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of LadRx’s control. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements; and other risks and uncertainties described in the most recent annual and quarterly reports filed by LadRx with the SEC, including disclosures under the heading “Risk Factors”, and current reports filed since the date of the LadRx’s most recent annual report. All forward-looking statements are based upon information available to LadRx on the date the statements are first published. LadRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About LadRx

LadRx Corporation (OTCQB: LADX) is a biopharmaceutical company with expertise in discovering and developing new therapeutics principally to treat patients with cancer. LadRx’s most recent advanced drug conjugate, aldoxorubicin, is an improved version of the widely used anti-cancer drug doxorubicin and has been out-licensed to ImmunityBio, Inc. In addition, LadRx’s drug candidate, arimoclomol, was sold to Orphazyme A/S (now Zevra Therapeutics) in exchange for milestone payments and royalties. Zevra is developing arimoclomol and is currently focused on Niemann-Pick disease Type C (NPC). LadRx Corporation’s website is www.ladrxcorp.com.

Contacts

Longacre Square Partners

Greg Marose / Charlotte Kiaie

ladrx@longacresquare.com